SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  November 8, 1996


                         FREEPORT-McMoRan COPPER & GOLD INC.


                 Delaware               1-9916            74-2480931
             (State or other         (Commission        (IRS Employer
             jurisdiction of         File Number)       Identification
             incorporation or                               Number)
              organization)


                                 1615 Poydras Street
                            New Orleans, Louisiana  70112

    Registrant's telephone number, including area code:  (504) 582-4000



          Item 5.  Other Events.



          The following news release was issued by Freeport-McMoRan Copper & Gold Inc. on November 8, 1996:

          NEW ORLEANS, LA., November 8, 1996 -- Freeport-McMoRan Copper & Gold Inc. (FCX) announced today that the Amole tunnel, which is being driven from the proximity of the mill into the Grasberg orebody at approximately the 2,900 meter elevation, has intersected the fringes of heavy sulfide "skarn-type" mineralization which the company believes could surround the Grasberg complex. Furthermore, FCX is drilling a horizontal pilot drill hole in front of the Amole tunnel which has intersected 65 meters, 40-50 meters true width, of heavy sulfide "skarn-type" mineralization which averaged 1.40 percent copper and 0.91 grams of gold per ton yielding a copper equivalent grade of approximately 2.00 percent. The drill hole continued through this "skarn-type" mineralization directly into the mineralized Grasberg intrusive where the hole continues to be drilled with assays pending.
               Intersection of this heavy sulfide "skarn-type" mineralized zone confirms the results of previous wide-spaced underground drill results but the continuity of this zone is still under investigation. The 2.00 percent copper equivalent grade in this first pilot hole is highly encouraging when combined with the result of the nearby (approximately 50 meters to the northeast) vertical hole, the GRS37-209, which was drilled underground from the 3,700 meter elevation and previously announced on May 15, 1995. The GRS37-209 hole encountered 627 meters of heavy sulfide "skarn-type" mineralization that averaged 1.22 percent copper and
          0.86 grams of gold per ton yielding a copper equivalent grade of
          1.78 percent. As previously mentioned, this heavy sulfide "skarn-type" mineralized zone has the potential to encircle the Grasberg intrusive, approximately 850 meters in diameter, between the 2,500-3,100 meter elevations.
               Delineation drilling of the Kucing Liar mineralization within the "Golden Triangle" area at P.T. Freeport Indonesia Company's (PT-FI) Ertsberg-Grasberg district continues utilizing six diamond drill rigs from underground sites in the Amole tunnel and the new northwest-trending Kucing Liar/Lembah Tembaga tunnel. Underground drill sites are 50-135 meters apart allowing multiple holes, known as fans, to be drilled from each site across a portion of the 1.5 kilometer long Kucing Liar mineralized zone. Based on current information, this mineralized zone could represent a geologic resource of 250 million metric tons at an average grade of approximately 2 percent copper equivalent. On September 18, 1996, FCX announced that it had drilled 15 delineation holes over a 500 meter interval of the Kucing Liar 1.5 kilometer long mineralized zone with assay results on 8 of those holes. Subsequently, 18 additional delineation holes have been drilled or are in progress on the Kucing Liar prospect over the same 500 meter interval and 20 additional assays have been completed (4 of which being updates from the September 18, 1996 announcement). The 20 assays are summarized below:

          Hole            Interval  % Cu       g/tAu    %Cu equiv
          -------         --------  ----       -----    ---------
          KL 16-1 (updated) 423.6m  1.97       1.88       3.19
          KL 16-2           135.4m  1.25       1.30       2.10
          KL 16-3            71.5m  0.79       1.36       1.67
          KL 16-4            73.7m  0.74       0.98       1.37
          KL 16-5            71.2m  0.82       1.09       1.53
          KL 16-6           213.0m  1.21       1.24       2.02
          KL 18-4            85.3m  1.05       1.08       1.75
          KL 18-5            57.0m  0.97       1.27       1.80
          KL 18-6 (updated)  16.1m  1.25       1.25       2.06
          KL 20-2           170.0m  1.29       1.35       2.17
          KL 20-3           252.5m  1.18       1.17       1.94
          KL 20-4           318.7m  1.16       1.03       1.83
          KL 22-1           198.0m  0.66       0.58       1.04
          KL 22-2           223.6m  0.69       0.63       1.10
          KL 23-1 (updated) 196.7m  0.76       0.61       1.16
          KL 23-2 (updated) 205.1m  1.30       1.19       2.07
          KL 23-3           131.9m  1.21       1.32       2.07
          KL 23-4           113.6m  1.07       1.97       2.35
          KL 23-5            38.1m  0.48       1.60       1.52
          KL 24-1           146.1m  0.96       0.73       1.43

               This high grade underground Kucing Liar mineralization, within the "Golden Triangle" and in close proximity to the mill, could have a significant positive impact on the grade of the ore feed to PT-FI's "fourth concentrator mill expansion". The optimum rate of the expansion is being assessed but is expected to be at least 190,000 to 200,000 metric tons of ore per day. Permitting for this expansion is currently underway with a start-up date anticipated during the second half of 1998.
               Exploration drilling activities continue to explore the extent of the Kucing Liar and heavy sulfide "skarn-type" mineralization. Once the Amole tunnel has progressed into the Grasberg orebody, exploration drilling will be conducted from underground to test the western and northern flanks of the Grasberg intrusive for Kucing Liar type mineralization, heavy sulfide "skarn-type" mineralization around the fringes of the Grasberg, and the deep Grasberg below the presently outlined 600+ million metric ton block-cave reserve that was announced in December 1995.
               FCX is engaged in mineral exploration and development, mining and milling of copper, gold and silver in Irian Jaya, Indonesia and the smelting and refining of copper concentrates in Spain. FCX is also involved in a joint venture to construct and operate a smelter/refinery in Indonesia.




                                      SIGNATURE



                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        FREEPORT-McMoRan COPPER & GOLD INC.


                                        By:      /s/ Michael A. Weaver
                                             ------------------------------
                                                   Michael A. Weaver
                                              Controller-Financial Reporting
                                                 (authorized signatory and
                                                Principal Accounting Officer)

          Date:  November 21, 1996